EXHIBIT 10.135

FINAL

FISCAL YEAR 2004 SENIOR EXECUTIVE BONUS PLAN

(1).	Participants

Glenn Cooper (President), Mark Butler (Executive Vice President), Michael Rogers (Executive Vice President), and Bobby Sandage (Executive Vice President).

(2).	Maximum Available

Base Bonus Pool: Up to 60% of Glenn Cooper’s base salary; up to 50% of the base salaries of the Executive Vice Presidents (Messrs. Butler, Rogers, and Sandage)

(Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: (a) Business Development; (b) R&D Clinical Development; (c) Acquisition/In-licensing; (d) Common Stock Performance; and (e) Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

The allocation of the pool will be made by the President to the other participants based on participant’s performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

The allocation of the President’s pool will be made at the discretion of the Board of Directors.

(4).	Computation of Performance Areas

Goal	Percentage of Total
a. Business Development	25%
-Complete a development/marketing partnership for Trospium on terms approved by the Board of Directors

b. R&D/Clinical Development (#1)	25%
-Obtain FDA approval to market Trospium in the United States

Goal	Percentage of Total
c. R&D/Clinical Development (#2)	10%
-Commence GMP production of clinical trial material for final QD formulation of Trospium

d. R&D/Clinical Development (#3)	5%
-Commence multi-dose Phase I trial for IV aminocandin

e. Acquisition/In-license	10%
-Acquire or in-license a significant new asset (significance to be determined by the Compensation Committee)

f. Common Stock Performance	15%

           -All or a portion of this goal will be earned based on the higher of the formulas derived from either the (a) relative stock performance of Indevus’ Common Stock during the fiscal year or (b) the actual percentage increase in Indevus’ Common Stock during the fiscal year. Since achievement of a large increase in Indevus’ Common Stock either over an Index or over its price at the beginning of the fiscal year is beneficial to the
Company’s shareholders, the calculation is made based on the higher one.

% of Performance Area	IDEV % pts. Increase over initial IDEV price IDEV % pts. above Index
25%	25%
50%	50%
75%	75%
100%	100%

The Index is calculated based on the publicly available AMEX Biotechnology Index (or close equivalent if unavailable).

          In order to capture the return to shareholders during the fiscal year, the calculation of the percentage points increase above Index and the percentage points increase over
IDEV stock during the year will be made from the average of two calculations: (1) from
10/1/03 to 3/31/04 (six months) and (2) from 10/1/03 to 9/30/04 (12 months). Due to the potential for short term news driven fluctuations in stock price, the average of the closing common stock price for the five trading days up to and including 9/30/03,
3/31/04 and 9/30/04 will be used instead of the closing common stock price on that day.

g. Corporate Finance	10%
-Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months - 50% of goal.
-Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months - 100% of goal.

(5).	Additional Goal – Business Development

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 6 and 7. Out-license a second product to a development/marketing partner on terms approved by the Board of Directors. Achievement of this goal will result in a bonus of 20% of base salary.

(6).	Additional Goal – Research and Development

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5 and 7. Achieve oral bioavailability of aminocandin of 10% or greater in an appropriate animal model of intestinal absorption. Achievement of this goal will result in a bonus of 20% of base salary.

(7).	Additional Goal – Strategic Transaction

This additional goal would be over and above any bonuses earned pursuant to Sections 2, 3, 4, 5 and 6. Complete a transaction, on terms approved by the Board of Directors, that significantly enhances long-term shareholder value. Achievement of this goal will result in a bonus of 20-60% of base salary, at the discretion of the Compensation Committee.

(8).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2004. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2004, whichever is earlier.